Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 15, 2024
THIRD QUARTER 2024 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “In a pivotal year, this quarter contains multiple proof points that we are moving in the right direction and that our strategy is gaining traction, including positive operating leverage for each of our businesses, share gains and fee growth. While we continue making substantial investments in our number one priority—our Transformation—the efficiencies gained from our simplification and other efforts drove a 2% reduction in expenses. We built on our long history of innovation by launching a new cross-border payments capability with Mastercard and a $25 billion private credit partnership with Apollo, while we continued to attract top talent to our firm.

“Services delivered a record quarter driven by loan, deposit and asset growth, as well as new mandates. In Markets, revenues were up with a 32% increase in Equities. Investment Banking revenue was up 31% driven largely by investment grade debt issuance. We are also starting to see the positive impact of the changes we’ve implemented in our Wealth business, with revenues up 9%, including strong growth in client investment assets and investment fee revenue. U.S. Personal Banking revenues were up 3% with Branded Cards growing by 8% with account acquisitions, spend and payment rates driving higher interest-earning balances.

“Our incredible people continue to serve clients through our diversified business model and strong balance sheet. We are on track to meet our expense and revenue targets for the year and look to close out 2024 with momentum as we prepare for 2025,” Ms. Fraser concluded.

RETURNED ~$2.1 BILLION IN THE FORM OF COMMON DIVIDENDS AND SHARE REPURCHASES

PAYOUT RATIO OF 71%(3)

BOOK VALUE PER SHARE OF $101.91

TANGIBLE BOOK VALUE PER SHARE OF $89.67(4)

New York, October 15, 2024 – Citigroup Inc. today reported net income for the third quarter 2024 of $3.2 billion, or $1.51 per diluted share, on revenues of $20.3 billion. This compares to net income of $3.5 billion, or $1.63 per diluted share, on revenues of $20.1 billion for the third quarter 2023.

Revenues increased 1% from the prior-year period, on a reported basis. Excluding divestiture-related impacts(5), primarily consisting of an approximately $400 million gain from the sale of the Taiwan consumer banking business in the prior-year period, revenues were up 3%. This increase in revenues was driven by growth across all businesses, partially offset by a decline in All Other.

Net income of $3.2 billion decreased from $3.5 billion in the prior-year period, primarily driven by higher cost of credit, partially offset by the higher revenues and lower expenses.

Earnings per share of $1.51 decreased from $1.63 per diluted share in the prior-year period, reflecting the lower net income.

Percentage comparisons throughout this press release are calculated for the third quarter 2024 versus the third quarter 2023, unless otherwise specified.

Third Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Total revenues, net of interest expense	20,315	20,139	20,139	1%	1%

Total operating expenses	13,250	13,353	13,511	(1)%	(2)%

Net credit losses	2,172	2,283	1,637	(5)%	33%
Net ACL build / (release)(a)	315	68	125	NM	NM
Other provisions(b)	188	125	78	50%	NM
Total cost of credit	2,675	2,476	1,840	8%	45%

Income (loss) from continuing operations before taxes	4,390	4,310	4,788	2%	(8)%
Provision for income taxes	1,116	1,047	1,203	7%	(7)%
Income (loss) from continuing operations	3,274	3,263	3,585	-	(9)%
Income (loss) from discontinued operations, net of taxes	(1)	-	2	(100%)	NM
Net income attributable to non-controlling interest	35	46	41	(24)%	(15)%
Citigroup’s net income	$3,238	$3,217	$3,546	1%	(9)%

EOP loans ($B)	689	688	666	-	3%
EOP assets ($B)	2,431	2,406	2,368	1%	3%
EOP deposits ($B)	1,310	1,278	1,274	2%	3%

Book value per share	$101.91	$99.70	$99.28	2%	3%
Tangible book value per share(4)	$89.67	$87.53	$86.90	2%	3%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.7%	13.6%	13.6%
Supplementary Leverage ratio (SLR)(2)	5.8%	5.9%	6.0%
Return on average common equity (ROE)	6.2%	6.3%	6.7%
Return on average tangible common equity (RoTCE)(1)	7.0%	7.2%	7.7%	(20) bps	(70) bps

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $20.3 billion in the third quarter 2024 increased 1%, on a reported basis. Excluding divestiture-related impacts(5), primarily consisting of the approximately $400 million gain from the sale of the Taiwan consumer banking business in the prior-year period, revenues were up 3%. This increase in revenues was driven by growth across all businesses, partially offset by a decline in All Other.

Citigroup operating expenses of $13.3 billion decreased 2%, both on a reported basis and excluding divestiture-related impacts(6). This decrease in expenses was primarily driven by savings associated with Citi’s organizational simplification and stranded cost reductions, partially offset by volume-related expenses and continued investments in transformation and other risk and control initiatives.

Citigroup cost of credit was approximately $2.7 billion in the third quarter 2024, compared to $1.8 billion in the prior-year period, largely driven by higher cards net credit losses and a higher allowance for credit losses (ACL) build for portfolio growth and mix.

Citigroup net income was $3.2 billion in the third quarter 2024, compared to net income of $3.5 billion in the prior-year period, driven by the higher cost of credit, partially offset by the higher revenues and the lower expenses. The decrease in net income primarily reflected a decrease in net income in U.S. Personal Banking (USPB) and All Other, partially offset by an increase in Services, Markets, Banking and Wealth. Citigroup’s effective tax rate was approximately 25% in the current quarter, unchanged from the prior-year period.

Citigroup’s total allowance for credit losses was approximately $22.1 billion at quarter end, compared to $20.2 billion at the end of the prior-year period. Total ACL on loans was approximately $18.4 billion at quarter end, compared to $17.6 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.70%, compared to 2.68% at the end of the prior-year period. Total non-accrual loans decreased 34% from the prior-year period to $2.2 billion. Corporate non-accrual loans decreased 52% from the prior-year period to $944 million. Consumer non-accrual loans decreased 6% from the prior-year period to $1.2 billion.

Citigroup’s end-of-period loans were $689 billion at quarter end, up 3% versus the prior-year period, largely reflecting growth in cards in USPB and higher loans in Markets and Services.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, up 3% versus the prior-year period, largely due to an increase in Services, driven by the continued deepening of client relationships and operating deposit growth in both Treasury and Trade Solutions and Securities Services.

Citigroup’s book value per share of $101.91 at quarter end increased 3% versus the prior-year period, and tangible book value per share of $89.67 at quarter end increased 3% versus the prior-year period. The increases were largely driven by net income, common share repurchases and beneficial movements in the accumulated other comprehensive income (AOCI) component of equity, partially offset by the payment of common and preferred dividends. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.7% versus 13.6% at the end of the prior quarter, driven by net income and unrealized gains on available for sale securities recognized in AOCI, partially offset by the payment of common and preferred dividends and common share repurchases, as well as higher risk-weighted assets. Citigroup’s Supplementary Leverage ratio for the third quarter 2024 was 5.8% versus 5.9% in the prior quarter. During the quarter, Citigroup returned a total of $2.1 billion to common shareholders in the form of dividends and share repurchases.

Services ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Net interest income	2,731	2,629	2,868	4%	(5)%
Non - interest revenue	909	802	645	13%	41%
Treasury and Trade Solutions	3,640	3,431	3,513	6%	4%
Net interest income	704	596	572	18%	23%
Non - interest revenue	684	653	551	5%	24%
Securities Services	1,388	1,249	1,123	11%	24%
Total Services revenues(a)	5,028	4,680	4,636	7%	8%

Total operating expenses	2,588	2,734	2,520	(5)%	3%
Net credit losses	14	-	27	NM	(48)%
Net ACL build / (release)(b)	14	(98)	29	NM	(52)%
Other provisions(c)	99	71	39	39%	NM
Total cost of credit	127	(27)	95	NM	34%

Net income	$1,651	$1,471	$1,339	12%	23%

Services Key Statistics and Metrics ($B)
Allocated Average TCE (d)	25	25	23	-	8%
RoTCE(d)	26.4%	23.8%	23.1%	260 bps	330 bps
Average loans	87	82	83	6%	5%
Average deposits	825	804	797	3%	4%
Cross border transaction value	95	93	88	2%	8%
US dollar clearing volume (#MM)(e)	43	42	40	3%	7%
Commercial card spend volume	18	18	17	2%	8%
Assets under custody and/or administration (AUC/AUA) ($T)(f)	26	24	22	9%	22%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Services includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and for HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

(e) U.S. Dollar Clearing Volume is defined as the number of USD Clearing Payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily Financial Institutions). Amounts in the table are stated in millions of payment instructions processed.

(f) 3Q24 is preliminary.

Services

Services revenues of $5.0 billion were up 8%, primarily reflecting continued momentum across Securities Services and Treasury and Trade Solutions. Net interest income was largely unchanged, as the benefit of higher deposit volumes was offset by a decline in interest rates in Argentina. Non-interest revenue increased 33%, driven by a smaller impact from currency devaluation in Argentina, as well as continued strength in underlying fee drivers in Treasury and Trade Solutions and Securities Services.

Treasury and Trade Solutions revenues of $3.6 billion were up 4%, as a 41% increase in non-interest revenues was partially offset by a 5% decrease in net interest income. The increase in non-interest revenue was driven by the smaller impact from currency devaluation in Argentina as well as an increase in cross-border transaction value of 8%, an increase in U.S. dollar clearing volumes of 7% and an increase in commercial card spend volume of 8%. The decrease in net interest income was driven by the decline in interest rates in Argentina, partially offset by higher deposit volumes.

Securities Services revenues of $1.4 billion increased 24%, largely driven by a 23% increase in net interest income, primarily driven by higher deposit spreads and volumes, and a 24% increase in non-interest revenue. The increase in non-interest revenue was primarily due to a preliminary 22% increase in assets under custody and administration, benefiting from new client onboardings, deepening with existing clients and market valuations.

Services operating expenses of $2.6 billion increased 3%, primarily driven by investments in technology, other risk and controls, and product innovation.

Services cost of credit was $127 million, compared to $95 million in the prior-year period, driven by a reserve build related to unremittable corporate dividends.

Services net income of $1.7 billion increased 23%, driven by the higher revenues, partially offset by the higher expenses and the higher cost of credit.

Markets ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Rates and currencies	2,465	2,466	2,747	-	(10)%
Spread products / other fixed income	1,113	1,098	1,059	1%	5%
Fixed Income markets	3,578	3,564	3,806	-	(6)%
Equity markets	1,239	1,522	942	(19)%	32%
Total Markets revenues(a)	4,817	5,086	4,748	(5)%	1%

Total operating expenses	3,339	3,305	3,310	1%	1%

Net credit losses	24	66	(4)	(64)%	NM
Net ACL build / (release)(b)	84	(109)	124	NM	(32)%
Other provisions(c)	33	32	42	3%	(21)%
Total cost of credit	141	(11)	162	NM	(13)%

Net income	$1,072	$1,443	$1,050	(26)%	2%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(d)	54	54	53	-	2%
RoTCE(d)	7.9%	10.7%	7.8%	(280) bps	10 bps
Average trading account assets	462	426	393	8%	18%
Average VaR ($ in MM) (99% confidence level)(e)	107	113	117	(5)%	(9)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Markets includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE  to Citi's total average TCE and Citi's total average stockholders' equity.

(e) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $4.8 billion increased 1%, driven by growth in Equity markets revenues, partially offset by lower Fixed Income markets revenues.

Fixed Income markets revenues of $3.6 billion decreased 6%, driven by rates and currencies, largely reflecting a strong prior-year comparison. This decrease was partially offset by strength in spread products and other fixed income, which increased 5%, primarily driven by higher financing and securitization volumes and underwriting fees, partially offset by lower commodities revenue on lower gas volatility.

Equity markets revenues of $1.2 billion increased 32%, driven by momentum in prime, growth in equity derivatives and higher cash equity volumes. Equity markets had growth in prime balances(7), up approximately 22%.

Markets operating expenses of $3.3 billion increased 1%, primarily due to higher volume-related expenses.

Markets cost of credit was $141 million, compared to $162 million in the prior-year period, driven by a lower ACL build, partially offset by higher net credit losses.

Markets net income of $1.1 billion increased 2%, driven by the higher revenues and the lower cost of credit, partially offset by the higher expenses.

Banking ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Investment Banking	934	853	711	9%	31%
Corporate Lending(a)	742	765	709	(3)%	5%
Total Banking revenues(a)(b)	1,676	1,618	1,420	4%	18%
Gain / (loss) on loan hedges(a)	(79)	9	(47)	NM	(68)%
Total Banking revenues including gain/(loss) on loan hedges(a)	1,597	1,627	1,373	(2)%	16%

Total operating expenses	1,116	1,131	1,225	(1)%	(9)%
Net credit losses	36	40	29	(10)%	24%
Net ACL build / (release)(c)	121	(60)	(86)	NM	NM
Other provisions(d)	20	(12)	1	NM	NM
Total cost of credit	177	(32)	(56)	NM	NM

Net income	$238	$406	$156	(41)%	53%

Banking Key Statistics and Metrics
Allocated Average TCE(e) ($B)	22	22	21	-	2%
RoTCE(e)	4.3%	7.5%	2.9%	(320) bps	140 bps
Average loans ($B)	88	89	89	(1)%	(1)%

Advisory	394	268	299	47%	32%
Equity underwriting	129	174	123	(26)%	5%
Debt underwriting	476	493	272	(3)%	75%
Investment Banking fees	999	935	694	7%	44%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Banking includes revenues earned by Citigroup that are subject to a revenue sharing arrangement with Banking—Corporate Lending for Investment Banking, Markets, and Services products sold to Corporate Lending clients.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and HTM debt securities.

(e) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments' and component's average allocated TCE to Citi's total average TCE and Citi's total average stockholders' equity.

Banking

Banking revenues of $1.6 billion increased 16%, primarily driven by growth in Investment Banking.

Investment Banking revenues of $934 million increased 31%, driven by a 44% increase in fees. The Investment Banking fee increase was driven by strength in Debt Capital Markets, which benefited from continued strong investment grade issuance, and an increase in Advisory due to strong announced deal volume from earlier this year coming to fruition. The increase in fees was also driven by Equity Capital Markets, due to stronger follow-on activity, partially offset by less IPO activity amid market volatility mid-quarter.

Corporate Lending revenues of $742 million, excluding mark-to-market on loan hedges,(8) increased 5%, primarily driven by a smaller impact from currency devaluation in Argentina.

Banking operating expenses of $1.1 billion decreased 9%, primarily driven by benefits of prior repositioning actions.

Banking cost of credit was $177 million, compared to a benefit of $56 million in the prior-year period, driven by an ACL build due to a change in portfolio mix, versus a release in the prior-year period, as well as higher net credit losses.

Banking net income of $238 million increased 53%, reflecting the higher revenues and the lower expenses, partially offset by the higher cost of credit.

Wealth ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Private Bank	614	611	617	-	-
Wealth at Work	244	195	234	25%	4%
Citigold	1,144	1,008	980	13%	17%
Total revenues, net of interest expense	2,002	1,814	1,831	10%	9%

Total operating expenses	1,601	1,542	1,669	4%	(4)%

Net credit losses	27	35	24	(23)%	13%
Net ACL build / (release)(a)	7	(43)	(27)	NM	NM
Other provisions(b)	(1)	(1)	1	-	NM
Total cost of credit	33	(9)	(2)	NM	NM

Net income	$283	$210	$132	35%	NM

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	13	13	13	-	(1)%
RoTCE(c)	8.5%	6.4%	3.9%	210 bps	460 bps
Loans	151	150	151	1%	-
Deposits	316	318	302	(1)%	5%
Client investment assets(d)	580	541	469	7%	24%
EoP client balances	1,047	1,009	922	4%	14%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

(d) Includes assets under management, and trust and custody assets. 3Q24 Client investment assets is preliminary.

Wealth

Wealth revenues of $2.0 billion increased 9%, driven by a 15% increase in non-interest revenue, reflecting higher investment fee revenues on momentum in client investment assets, as well as a 6% increase in net interest income due to higher deposit volumes and spreads.

Private Bank revenues of $614 million were largely unchanged from the prior-year period, as higher investment fee revenues and improved deposit spreads were offset by higher mortgage funding costs.

Wealth at Work revenues of $244 million increased 4%, driven by improved deposit spreads and higher investment fee revenues, partially offset by higher mortgage funding costs.

Citigold revenues of $1.1 billion increased 17%, driven by higher investment fee revenues and higher deposit volumes.

Wealth operating expenses of $1.6 billion decreased 4%, primarily driven by the benefits of prior repositioning and restructuring actions.

Wealth cost of credit was $33 million, compared to a benefit of $2 million in the prior-year period, largely due to an ACL build for loans, compared to a release in the prior-year period.

Wealth net income was $283 million, compared to $132 million in the prior-year period, driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit.

USPB ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Branded Cards	$2,731	$2,537	$2,539	8%	8%
Retail Services	1,715	1,746	1,728	(2)%	(1)%
Retail Banking	599	636	650	(6)%	(8)%
Total revenues, net of interest expense	5,045	4,919	4,917	3%	3%

Total operating expenses	2,457	2,442	2,481	1%	(1)%

Net credit losses	1,864	1,931	1,343	(3)%	39%
Net ACL build / (release)(a)	41	382	113	(89)%	(64)%
Other provisions(b)	4	2	3	100%	33%
Total cost of credit	1,909	2,315	1,459	(18)%	31%

Net income	$522	$121	$756	NM	(31)%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	25	25	22	-	15%
RoTCE(c)	8.2%	1.9%	13.7%	630 bps	(550) bps
Average loans	210	206	196	2%	7%
Average deposits	85	93	110	(9)%	(23)%
US cards average loans	162	160	153	1%	6%
US credit card spend volume	151	155	149	(3)%	1%
New account acquisitions (in thousands)	3,023	3,178	3,298	(5)%	(8)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE to Citi’s total average TCE and Citi’s total average stockholders’ equity.

U.S. Personal Banking (USPB)

USPB revenues of $5.0 billion increased 3%, driven by higher net interest income due to loan growth in cards and higher non-interest revenue due to lower partner payments.

Branded Cards revenues of $2.7 billion increased 8%, driven by interest-earning balance growth of 8%, as payment rates continue to normalize, and spend volume growth of 3%.

Retail Services revenues of $1.7 billion decreased 1%, due to a slowing growth rate in interest earning balances.

Retail Banking revenues of $599 million decreased 8%, primarily driven by the transfer of relationships and the associated deposits to Wealth.

USPB operating expenses of $2.5 billion decreased 1%, driven by continued productivity savings, partially offset by higher volume-related expenses.

USPB cost of credit was $1.9 billion, compared to $1.5 billion in the prior-year period. The increase was driven by higher net credit losses, reflecting that multiple card loan vintages originated over the last few years are now maturing, partially offset by a lower ACL build in the current quarter.

USPB net income of $522 million decreased 31%, driven by the higher cost of credit, partially offset by the higher revenues and the lower expenses.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	3Q’24	2Q’24	3Q’23	QoQ%	YoY%
Legacy Franchises (managed basis)	1,739	1,727	1,841	1%	(6)%
Corporate / Other	86	253	397	(66)%	(78)%
Total revenues	1,825	1,980	2,238	(8)%	(18)%

Total operating expenses	2,082	2,114	2,192	(2)%	(5)%

Net credit losses	208	214	237	(3)%	(12)%
Net ACL build / (release)(c)	48	(4)	(30)	NM	NM
Other provisions(d)	33	33	(8)	-	NM
Total cost of credit	289	243	199	19%	45%

Net (loss)	$(483)	$(402)	$(101)	(20)%	NM

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	29	27	33	8%	(10)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking, small business and middle-market banking within Legacy Franchises. For additional information, please refer to Footnote 9.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measure. See Appendix H for a reconciliation of the summation of the segments’ and component’s average allocated TCE.

All Other (Managed Basis)(9)

All Other (managed basis) revenues of $1.8 billion decreased 18%, primarily driven by closed exits and wind-downs as well as margin compression on mortgage securities in the investment portfolio that have extended.

Legacy Franchises (managed basis)(9) revenues of $1.7 billion decreased 6%, largely driven by the closed exits and wind-downs.

Corporate / Other revenues decreased to $86 million from $397 million in the prior-year period, largely driven by the margin compression on mortgage securities in the investment portfolio that have extended.

All Other (managed basis) expenses of $2.1 billion decreased 5%, as a reduction from the closed exits and wind-downs was partially offset by a legal reserve.

All Other (managed basis) cost of credit was $289 million, compared to $199 million in the prior-year period, driven by an ACL build in Mexico, partially offset by lower net credit losses.

All Other (managed basis) net loss of $483 million was driven by the lower revenues and the higher cost of credit, partially offset by the lower expenses.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI3Q24.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2024 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

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Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: geopolitical, macroeconomic and other challenges and uncertainties, including those related to election outcomes, conflicts in the Middle East, economic growth, inflation and interest rates; the execution and efficacy of Citi’s transformation, simplification and other strategic and other initiatives, including those related to its investment, expense and capital-related actions; the potential outcomes of the extensive legal and regulatory proceedings, examinations, investigations, consent orders and related compliance efforts and other inquiries to which Citi is or may be subject; ongoing regulatory and legislative uncertainties and changes, including changes in regulatory capital rules, requirements or interpretations; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup's 2023 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	3Q’24	2Q’24	3Q’23
Net Income	$3,238	$3,217	$3,546
Less: Preferred Dividends	277	242	333
Net Income (Loss) to Common Shareholders	$2,961	$2,975	$3,213

Average Common Equity	$191,444	$189,211	$189,158
Less:
Average Goodwill and Intangibles	23,155	23,063	23,831
Average Tangible Common Equity (TCE)	$168,289	$166,148	$165,327

ROE	6.2%	6.3%	6.7%

RoTCE	7.0%	7.2%	7.7%

Appendix B

Citigroup ($ in millions)	3Q’24	3Q’23	% Δ YoY
Total Citigroup Revenue - As Reported	$20,315	$20,139	1%
Less:
Total Divestiture-related Impact on Revenue	1	396
Total Citigroup Revenue, Excluding Total Divestiture-related Impact	$20,314	$19,743	3%

Total Citigroup Operating Expenses - As Reported	$13,250	$13,511	(2)%
Less:
Total Divestiture-related Impact on Operating Expenses	67	114
Total Citigroup Operating Expenses, Excluding Total Divestiture-related Impact	$13,183	$13,397	(2)%

Appendix C (a)

All Other ($ in millions)	3Q’24	2Q’24	3Q’23	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$1,825	$1,980	$2,238	(8)%	(18)%
Add:
All Other Divestiture-related Impact on Revenue(b)	$1	$33	$396
All Other Revenues (U.S. GAAP)	$1,826	$2,013	$2,634	(9)%	(31)%

All Other Operating Expenses, Managed Basis	$2,082	$2,114	$2,192	(2)%	(5)%
Add:
All Other Divestiture-related Impact on Operating Expenses(c)(d)	$67	$85	$114
All Other Operating Expenses (U.S. GAAP)	$2,149	$2,199	$2,306	(2)%	(7)%

All Other Cost of Credit, Managed Basis	$289	$243	$199	19%	45%
Add:
All Other Divestiture-related Impact on Net credit losses	(1)	(3)	(19)
All Other Divestiture-related Impact on Net ACL build / (release)(e)	-	-	2
All Other Divestiture-related Impact on Other provisions(f)	-	-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$288	$240	$182	20%	58%

All Other Net Income (Loss), Managed Basis	$(483)	$(402)	$(101)	(20)%	NM
Add:
All Other Divestiture-related Impact on Revenue(b)	1	33	396
All Other Divestiture-related Impact on Operating Expenses(c)(d)	(67)	(85)	(114)
All Other Divestiture-related Impact on Cost of Credit(e)(f)	1	3	17
All Other Divestiture-related Impact on Taxes(b)(c)(d)	20	17	(85)
All Other Net Income (Loss) (U.S. GAAP)	$(528)	$(434)	$113	(22)%	NM

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 3Q23 includes an approximate $403 million gain on sale recorded in revenue (approximately $284 million after various taxes) related to Citi's sale of the Taiwan consumer banking business. In addition, 3Q23 includes approximately $114 million in operating expenses (approximately $78 million after-tax), primarily related  to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

(c) 2Q24 includes approximately $85 million in operating expenses (approximately $58 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

(d) 3Q24 includes approximately $67 million in operating expenses (approximately $46 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	3Q’24(a)	2Q’24	3Q’23

Citigroup Common Stockholders’ Equity(b)	$192,796	$190,283	$190,134
Add: Qualifying noncontrolling interests	168	153	193
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	757	757	1,514
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(773)	(629)	(1,259)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(906)	(760)	625
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	18,397	18,315	18,552
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,061	3,138	3,444
Defined benefit pension plan net assets and other	1,447	1,425	1,340
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	11,318	11,695	11,219
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	3,071	3,652	1,786

Common Equity Tier 1 Capital (CET1)	$158,106	$154,357	$156,134

Risk-Weighted Assets (RWA)(c)	$1,153,100	$1,135,750	$1,148,550

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.7%	13.6%	13.6%

Note:	Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(a)Preliminary.

(b)Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(c)Please refer to Footnote 2 at the end of this press release for additional information.

(d)Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(e)Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from timing differences (future deductions) that are deducted from CET1 Capital exceeding the 10% limitation.

(f)Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	3Q’24(a)	2Q’24	3Q’23

Common Equity Tier 1 Capital (CET1)(b)	$158,106	$154,357	$156,134

Additional Tier 1 Capital (AT1)(c)	17,682	19,426	20,744

Total Tier 1 Capital (T1C) (CET1 + AT1)	$175,788	$173,783	$176,878

Total Leverage Exposure (TLE)(b)	$3,005,668	$2,949,534	$2,927,392

Supplementary Leverage Ratio (T1C / TLE)(b)	5.8%	5.9%	6.0%
(a)	Preliminary.
(b)	Please refer to Footnote 2 at the end of this press release for additional information.
(c)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	3Q’24(a)	2Q’24	3Q’23

Common Stockholders’ Equity	$192,733	$190,210	$190,008
Less:
Goodwill	19,691	19,704	19,829
Intangible Assets (other than MSRs)	3,438	3,517	3,811
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	16	-	49
Tangible Common Equity (TCE)	$169,588	$166,989	$166,319

Common Shares Outstanding (CSO)	1,891.3	1,907.8	1,913.9

Tangible Book Value Per Share	$89.67	$87.53	$86.90

(a) Preliminary.

Appendix G

Banking ($ in millions)	3Q’24	2Q’24	3Q’23	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$663	$774	$662	(14)%	0%
Less:
Gain/(loss) on loan hedges(a)	$(79)	$9	$(47)	NM	(68)%
Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$742	$765	$709	(3)%	5%

(a) Please refer to Footnote 8 at the end of this press release for additional information.

Appendix H

($ in billions)	3Q’24	2Q’24	3Q’23

Average Tangible Common Equity (TCE)
Services	$24.9	$24.9	$23.0
Markets	54.0	54.0	53.1
Banking	21.8	21.8	21.4
USPB	25 .2	25.2	21.9
Wealth	13.2	13.2	13.4
All Other	29.2	27.0	32.5
Total Citigroup Average TCE	$168.3	$166.1	$165.3
Plus:
Average Goodwill	19.6	19.5	19.9
Average Intangible Assets (other than MSRs)	3.5	3.6	3.9
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	-	0.1
Total Citigroup Average Common Stockholders’ Equity	$191.4	$189.2	$189.2

(1) Ratios as of September 30, 2024 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix F for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

(2) Ratios as of September 30, 2024 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of September 30, 2024 would be 13.6% and 5.8%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2023 Annual Report on Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s SLR, see Appendix E.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix F for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) Revenues excluding divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendices B and C.

(6) Expenses excluding divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendices B and C. Included in Citigroup’s reported expenses was a reduction in operating expenses related to the FDIC special assessment in the third quarter 2024 of approximately $56 million.

(7) Prime balances are defined as client’s billable balances where Citi provides cash or synthetic prime brokerage services.

(8) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the third quarter 2024, gain / (loss) on loan hedges included $(79) million related to Corporate Lending, compared to $(47) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix G.

(9) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of its Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, please refer to Appendix C.